Exhibit 99.1

Dear Shareholders,

Q1 2021 was another strong quarter for Carvana.

We grew retail units sold by 76% YoY to a total of 92,457, up from 52,427 last year. We grew revenue by 104% to $2.245 billion from $1.098 billion last year. We also improved Total GPU by $1,016 YoY and $277 sequentially, and we levered net loss and EBITDA margin by 13.0% and 11.3% YoY and 4.8% and 2.6% sequentially, respectively.

These are incredible numbers that we are extremely proud of, but they only tell part of the story.

We achieved this level of growth despite carrying just half the available inventory we had a year ago, and we achieved this level of operating leverage despite the investments we are making to rapidly scale our capacity across all operational functions.

On this front the news is also good. In Q1 weekly average vehicle production was up approximately 26% sequentially. That progress has continued with weekly average vehicle production currently up 51% vs. Q4, which we expect to lead to growing available inventory for our customers.

Our success in Q1 is a testament to the desirability of our customer offering, the scalability and strength of our business model, our long-term focus, and the quality of our customer-focused team.

We are firmly on the path to changing the way people buy cars, to delivering more than 2 million cars per year, and to becoming the largest and most profitable automotive retailer.

Summary of Q1 2021 Results
Q1 2021 Financial Results: All financial comparisons stated below are versus Q1 2020, unless otherwise noted. Complete financial tables appear at the end of this letter.

•Retail units sold totaled 92,457, an increase of 76%
•Revenue totaled $2.245 billion, an increase of 104%
•Total gross profit was $338 million, an increase of 145%
•Total gross profit per unit was $3,656, an increase of $1,016
•Net loss was $82 million, an improvement from $184 million
•EBITDA margin was (1.3%), an improvement from (12.6%)
•Basic and diluted net loss, per Class A share was $0.46 based on 78.1 million shares of Class A common stock outstanding

Q1 2021 Other Results:

•Opened our 12th inspection and reconditioning center (IRC) near Birmingham, AL
•Opened our 28th vending machine in Las Vegas, NV
•Expanded our population coverage to 74.5% through the addition of six new markets
Recent Events
•Following the end of the quarter we added 16 new markets including our first 5 markets in the Pacific Northwest. This adds the last major region in our nationwide footprint and brings our total U.S. population coverage to 77.4%

Outlook
Our financial goal is to become the largest and most profitable automotive retailer. The first quarter was another meaningful step toward this goal, with rapidly growing retail units and revenue, increasing GPU, and improving EBITDA margin.

In our Q4 2020 shareholder letter, we outlined our expectations for the year, including accelerated FY21 retail units sold growth, FY21 revenue growth in line with retail unit growth, FY21 Total GPU in the mid-$3,000s, and a small FY21 EBITDA margin loss, while investing for growth and continuing our progress on demonstrating leverage.

We remain on track to meet or exceed these expectations, and we continue to be excited about 2021 as a significant step toward our long-term goals.

For more information regarding the non-GAAP financial measures discussed in this letter, please see the reconciliations of our non-GAAP measurements to their most directly comparable GAAP-based financial measurements included at the end of this letter.

Scaling Vehicle Production
A top priority continues to be scaling vehicle production. While we have made significant progress over the past two quarters increasing production volume, rapid demand growth has thus far outpaced these increases, leading to a 27% reduction in average immediately available inventory from Q4 to Q1. We believe additional inventory would have led to more retail units sold in Q1, and thus we remain focused on growing inventory by scaling production volume as quickly as possible.

There are two components to scaling our vehicle production: (1) expanding our IRC infrastructure capacity by building new facilities, and (2) increasing production volumes at both existing and new IRCs by staffing additional production lines. We continue to make progress on these components, including finding efficiencies to reduce the required lead times of each.

In Q1, we opened our 12th IRC, near Birmingham, AL, bringing our annual production capacity at full utilization to more than 680k units. We remain on track to open 1 additional IRC in 2021 (expected in Q2) and 8 in 2022, bringing our total capacity at full utilization to over 1.25 million units by the end of 2022.

In addition, we have continued to add to our team in existing facilities leading to an increase in weekly average production volume of 26% in Q1 relative to Q4. Those increases in weekly average production volume have continued into Q2 to a level where we are currently producing cars at a rate approximately 51% faster than in Q4.

*Immediately available inventory are vehicles listed on our website that have been reconditioned and photographed and are available for immediate purchase by a customer. They are a subset of total website units, which is reported in key operating metrics and represents all vehicles listed on our website including immediately available inventory, vehicles currently engaged in a purchase or reserved by a customer, and units that can be reserved that generally have not yet completed the inspection and reconditioning process.

Expansion
In Q1 2021 we expanded our total percentage of the U.S. population we serve to 74.5%, up from 73.7% at the end of 2020 through the addition of 6 new markets, bringing our total market count to 272. We also opened 1 new vending machine in the first quarter, bringing our total to 28. In 2021, we continue to expect to increase our population coverage to 78%-80% while serving more than 300 markets by year-end.

Following the end of the quarter we added 16 new markets including the first 5 markets in the Pacific Northwest. This adds the last major region in our nationwide footprint and brings our total U.S. population coverage to 77.4% as of May 6, 2021. From here, our path to 95% population coverage will primarily consist of opening smaller fill-in markets.

*As of May 6, 2021
For a complete list of our market opening history, estimated populations, and estimated total industry used vehicle sales by market, along with details on our IRCs, please see: investors.carvana.com/investor-resources/investor-materials.

Management Objectives

Our three primary financial objectives are: (1) Grow Retail Units and Revenue; (2) Increase Total Gross Profit Per Unit; and (3) Demonstrate Operating Leverage. We believe continued focus on these goals will lead to a strong long-term financial model.

Below we present our long-term financial model that we introduced at our Analyst Day on November 29, 2018. We believe this is the appropriate frame through which to evaluate our results and progress towards each of our financial objectives.

Note: Numbers may not foot due to rounding.

Objective #1: Grow Retail Units and Revenue

Retail units sold growth accelerated to 76% YoY in Q1, up from 43% in Q4. For the quarter, retail units sold totaled 92,457 vs. 52,427 in Q1 2020. Q1 revenue grew to $2.245 billion, up 104% from $1.098 billion. Year-over-year retail unit and revenue growth were impacted to a degree by the onset of the COVID-19 pandemic in March 2020, but were primarily driven by strong demand for our offering this year.

Our growth in Q1 came despite significantly constrained inventory on our website. Average immediately available inventory was approximately 27% lower on average in Q1 2021 when compared to Q4 2020. Demand continues to outpace our ability to fulfill it, and we are taking many steps to ramp up production capacity in the near-term to support accelerated growth in 2021.

Objective #2: Increase Total Gross Profit Per Unit

Total GPU was $3,656 in Q1 2021, an increase of $1,016 year-over-year and $277 sequentially, reflecting broad-based gains. Given that the prior year quarter was significantly impacted by the onset of the COVID-19 pandemic, the commentary below focuses on sequential changes.

For Q1 2021:

•Total
◦Total GPU was $3,656 vs. $2,640 in Q1 2020 and $3,379 in Q4 2020

•Retail
◦Retail GPU was $1,211 vs. $1,581 in Q1 2020 and $1,265 in Q4 2020
◦Sequential changes in Retail GPU reflected a continuation of approximately $200 per unit of transitory costs primarily driven by rapidly ramping our reconditioning capacity in the midst of COVID-19 and an approximately flat consumer sourced ratio.

•Wholesale
◦Wholesale GPU was $227 vs. $23 in Q1 2020 and $108 in Q4 2020
◦Sequential changes in Wholesale GPU were driven by record volume of 26,040 wholesale units and an increase in gross profit per wholesale unit sold to $806 from $358. These gains were primarily driven by strong wholesale market pricing in the latter part of Q1.

•Other
◦Other GPU was $2,218 vs. $1,036 in Q1 2020 and $2,006 in Q4 2020
◦Sequential changes in Other GPU were primarily driven by completing two public securitizations for the first time in Q1. In addition, the prior quarter included a one-time benefit for a reduction in our reserve for VSC cancellations, which was largely offset by increased attachment rates on ancillary products in Q1.

Objective #3: Demonstrate Operating Leverage
We levered net loss margin and EBITDA margin in Q1 by 13.0% and 11.3% YoY and 4.8% and 2.6% sequentially, respectively, despite constraints on production that significantly limited our immediately available inventory. Our year-over-year and sequential improvements were driven by both GPU gains and SG&A leverage, and the year-over-year improvement also benefited from lapping the onset of COVID-19 in March 2020.

For Q1 2021, as a percentage of revenue:

•Total SG&A levered by 7.4% year-over-year, reflecting gains in all components. Compensation and benefits levered by 2.1%, advertising levered by 2.3%, logistics and market occupancy levered by 0.5%, and other SG&A levered by 2.5%. Leverage across all components was driven by benefits from scale and process efficiencies and by lapping the onset of the COVID-19 pandemic in March 2020, partially offset by investments to support our growth plan in 2021 and beyond
•Total SG&A levered by 1.1% sequentially, primarily reflecting benefits from scale and lapping approximately 1% of revenue in transitory expenses in Q4 2020, partially offset by investments to support our growth plan in 2021 and beyond

Summary
During the first quarter, we marked the 8th year since our launch in Atlanta, GA in 2013.

When we launched, we were a scrappy group on a mission to change the way people buy cars by re-imagining the business from the ground up with the north star of delivering the best customer experiences available.

Eight years later, we’ve grown quite a bit. We now deliver to approximately three quarters of the US population in 288 markets, and last year we delivered approximately 1,000 times as many cars to our customers as we did in our first year.

While many things have changed, a lot hasn’t. We are still a scrappy group. We are still on a mission. We are still imagining. And we are still doing all that with the customer at the center of everything we do.

Our ambition burns as bright as it did on the first day.

The march continues.

Sincerely,

Ernie Garcia, III, Chairman and CEO

Mark Jenkins, CFO

Appendix

Conference Call Details

Carvana will host a conference call today, May 6, 2021, at 5:30 p.m. EDT (2:30 p.m. PDT) to discuss financial results. To participate in the live call, analysts and investors should dial (833) 255-2830 or (412) 902-6715, and ask for “Carvana Earnings.” A live audio webcast of the conference call along with supplemental financial information will also be accessible on the company's website at investors.carvana.com. Following the webcast, an archived version will also be available on the Investor Relations section of the company’s website. A telephonic replay of the conference call will be available until May 13, 2021, by dialing (877) 344-7529 or (412) 317-0088 and entering passcode 10154369#.

Forward Looking Statements

This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Carvana’s current expectations and projections with respect to, among other things, its financial condition, results of operations, plans, objectives, future performance, and business. These statements may be preceded by, followed by or include the words "aim," "anticipate," "believe," "estimate," "expect," "forecast," "intend," "likely," "outlook," "plan," "potential," "project," "projection," "seek," "can," "could," "may," "should," "would," "will," the negatives thereof and other words and terms of similar meaning.

Forward-looking statements include all statements that are not historical facts. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. Among these factors are risks related to the “Risk Factors” identified in our Annual Report on Form 10-K for 2020.

There is no assurance that any forward-looking statements will materialize. You are cautioned not to place undue reliance on forward-looking statements, which reflect expectations only as of this date. Carvana does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, or otherwise.

Use of Non-GAAP Financial Measures

As appropriate, we supplement our results of operations determined in accordance with U.S. generally accepted accounting principles ("GAAP") with certain non-GAAP financial measurements that are used by management, and which we believe are useful to investors, as supplemental operational measurements to evaluate our financial performance. These measurements should not be considered in isolation or as a substitute for reported GAAP results because they may include or exclude certain items as compared to similar GAAP-based measurements, and such measurements may not be comparable to similarly-titled measurements reported by other companies. Rather, these measurements should be considered as an additional way of viewing aspects of our operations that provide a more complete understanding of our business. We strongly encourage investors to review our consolidated financial statements included in publicly filed reports in their entirety and not rely solely on any one, single financial measurement or communication.

Reconciliations of our non-GAAP measurements to their most directly comparable GAAP-based financial measurements are included at the end of this letter.

Investor Relations Contact Information: Mike Levin, investors@carvana.com

CARVANA CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In millions, except number of shares, which are reflected in thousands, and par values)

	March 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$370	$301
Restricted cash	45	28
Accounts receivable, net	118	79
Finance receivables held for sale, net	384	275
Vehicle inventory	1,439	1,036
Beneficial interests in securitizations	177	131
Other current assets, including $8 and $6, respectively, due from related parties	95	73
Total current assets	2,628	1,923
Property and equipment, net	982	909
Operating lease right-of-use assets, including $21 and $22, respectively, from leases with related parties	156	156
Intangible assets, net	5	6
Goodwill	9	9
Other assets, including $4 for both periods due from related parties	39	32
Total assets	$3,819	$3,035
LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities, including $23 and $16, respectively, due to related parties	$484	$342
Short-term revolving facilities	122	40
Current portion of long-term debt	69	65
Other current liabilities, including $4 and $3, respectively, from leases with related parties	21	20
Total current liabilities	696	467
Long-term debt, excluding current portion	2,254	1,617
Operating lease liabilities, excluding current portion, including $18 and $19, respectively, from leases with related parties	147	148
Other liabilities	1	1
Total liabilities	3,098	2,233
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value - 50,000 shares authorized; none issued and outstanding as of March 31, 2021 and December 31, 2020	—	—
Class A common stock, $0.001 par value - 500,000 shares authorized; 79,834 and 76,512 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	—	—
Class B common stock, $0.001 par value - 125,000 shares authorized; 92,519 and 95,592 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	—	—
Additional paid-in capital	755	742
Accumulated deficit	(390)	(354)
Total stockholders' equity attributable to Carvana Co.	365	388
Non-controlling interests	356	414
Total stockholders' equity	721	802
Total liabilities & stockholders' equity	$3,819	$3,035

CARVANA CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In millions, except number of shares, which are reflected in thousands, and per share amounts)

	Three Months Ended March 31,
	2021	2020
Sales and operating revenues:
Used vehicle sales, net	$1,800	$964
Wholesale vehicle sales, including $6 and $0, respectively, from related parties	240	80
Other sales and revenues, including $42 and $20, respectively, from related parties	205	54
Net sales and operating revenues	2,245	1,098
Cost of sales, including $1 for both periods to related parties	1,907	960
Gross profit	338	138
Selling, general and administrative expenses, including $6 and $4, respectively, to related parties	397	276
Interest expense	30	29
Other (income) expense, net	(7)	17
Net loss before income taxes	(82)	(184)
Income tax provision	—	—
Net loss	(82)	(184)
Net loss attributable to non-controlling interests	(46)	(124)
Net loss attributable to Carvana Co.	$(36)	$(60)
Net loss per share of Class A common stock, basic and diluted	$(0.46)	$(1.19)
Weighted-average shares of Class A common stock, basic and diluted (1)	78,103	50,399
(1) Weighted-average shares of Class A common stock outstanding have been adjusted for unvested restricted stock awards.

CARVANA CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In millions)

	Three Months Ended March 31,
	2021	2020
Cash Flows from Operating Activities:
Net loss	$(82)	$(184)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	22	16
Provision for bad debt and valuation allowance	1	5
Gain on loan sales	(138)	(13)
Equity-based compensation expense	8	6
Amortization and write-off of debt issuance costs and bond premium	2	2
Originations of finance receivables	(1,427)	(782)
Proceeds from sale of finance receivables, net	1,368	813
Principal payments received on finance receivables held for sale	32	26
Unrealized (gain) loss on beneficial interests in securitization	(2)	11
Changes in assets and liabilities:
Accounts receivable	(41)	13
Vehicle inventory	(397)	(80)
Other assets	(29)	(4)
Accounts payable and accrued liabilities	151	2
Operating lease right-of-use assets	—	(46)
Operating lease liabilities	—	47
Net cash used in operating activities	(532)	(168)
Cash Flows from Investing Activities:
Purchases of property and equipment	(82)	(90)
Principal payments received on beneficial interests in securitizations	7	1
Net cash used in investing activities	(75)	(89)
Cash Flows from Financing Activities:
Proceeds from short-term revolving facilities	2,064	1,964
Payments on short-term revolving facilities	(1,981)	(1,721)
Proceeds from issuance of long-term debt	640	52
Payments on long-term debt	(14)	(6)
Payments of debt issuance costs	(7)	(3)
Tax withholdings related to restricted stock awards	(9)	(2)
Net cash provided by financing activities	693	284
Net increase in cash, cash equivalents and restricted cash	86	27
Cash, cash equivalents and restricted cash at beginning of period	329	118
Cash, cash equivalents and restricted cash at end of period	$415	$145

CARVANA CO. AND SUBSIDIARIES
OUTSTANDING SHARES AND LLC UNITS
(Unaudited)

LLC Units (adjusted for the exchange ratio and participation thresholds) are considered potentially dilutive shares of Class A common stock because they are exchangeable into shares of Class A common stock, if the Company elects not to settle exchanges in cash. Weighted-average shares of Class A common stock and as-exchanged LLC Units, which were evaluated for potentially dilutive effects and were determined to be anti-dilutive, are as follows:

	Three Months Ended March 31,
	2021	2020

	(in thousands)
Weighted-average shares of Class A common stock outstanding	78,103	50,399
Weighted-average as-exchanged LLC Units for shares of Class A common stock	96,569	105,241
	174,672	155,640

CARVANA CO. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited)

To supplement the consolidated financial statements, which are prepared and presented in accordance with U.S. GAAP, we also present the following non-GAAP measures: EBITDA and EBITDA margin. We believe the presentation of both U.S. GAAP and non-GAAP financial measures provides investors with increased transparency into financial measures used by our management team, and it also improves investors’ understanding of our underlying operating performance and their ability to analyze our ongoing operating trends. All historic non-GAAP financial measures have been reconciled with the most directly comparable U.S. GAAP financial measures.

EBITDA and EBITDA Margin

EBITDA and EBITDA Margin are supplemental measures of operating performance that do not represent and should not be considered an alternative to net loss or cash flow from operations, as determined by U.S. GAAP. EBITDA is defined as net loss before interest expense, income tax expense, and depreciation and amortization expense. EBITDA Margin is EBITDA as a percentage of total revenues. We use EBITDA to measure the operating performance of our business and EBITDA Margin to measure our operating performance relative to our total revenues. We believe that EBITDA and EBITDA Margin are useful measures to us and to our investors because they exclude certain financial and capital structure items that we do not believe directly reflect our core operations and may not be indicative of our recurring operations, in part because they may vary widely across time and within our industry independent of the performance of our core operations. We believe that excluding these items enables us to more effectively evaluate our performance period-over-period and relative to our competitors. EBITDA and EBITDA Margin may not be comparable to similarly titled measures provided by other companies due to potential differences in methods of calculations. A reconciliation of EBITDA to net loss, which is the most directly comparable U.S. GAAP measure, and calculation of EBITDA Margin is as follows:

	Three Months Ended
	Mar 31, 2020	Jun 30, 2020	Sep 30, 2020	Dec 31, 2020	Mar 31, 2021

	(dollars in millions)
Net loss	$(184)	$(106)	$(18)	$(154)	$(82)
Depreciation and amortization expense	16	17	19	22	22
Interest expense	29	20	20	62	30
EBITDA (1)	$(139)	$(69)	$21	$(70)	$(30)

Total revenues	$1,098	$1,118	$1,544	$1,827	$2,245
Net loss margin	(16.7)%	(9.5)%	(1.1)%	(8.5)%	(3.7)%
EBITDA Margin	(12.6)%	(6.2)%	1.4%	(3.9)%	(1.3)%
_________________________
(1) Includes $0 million for the three months ended March 31, 2020, and less than $1 million for each of the other periods presented of income tax provision.

	Years Ended December 31,
	2014	2015	2016	2017	2018	2019	2020

	(dollars in millions)
Net loss	$(15)	$(37)	$(93)	$(164)	$(255)	$(365)	$(462)
Depreciation and amortization expense	2	3	5	11	24	41	74
Interest expense	—	1	3	8	25	81	131
EBITDA (1)	$(13)	$(33)	$(85)	$(145)	$(206)	$(243)	$(257)

Total revenues	$42	$130	$365	$859	$1,955	$3,940	$5,587
Net loss margin	(36.6)%	(28.2)%	(25.5)%	(19.1)%	(13.0)%	(9.3)%	(8.3)%
EBITDA Margin	(32.2)%	(25.0)%	(23.2)%	(16.9)%	(10.5)%	(6.2)%	(4.6)%
_________________________
(1) Includes $0 million for each of the years ended 2014 through 2019, and less than $1 million for 2020 of income tax provision.

CARVANA CO. AND SUBSIDIARIES
RESULTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2021	2020	Change

	(in millions, except unit and per unit amounts)
Net sales and operating revenues:
Used vehicle sales, net	$1,800	$964	86.7%
Wholesale vehicle sales (1)	240	80	200.0%
Other sales and revenues (2)	205	54	279.6%
Total net sales and operating revenues	$2,245	$1,098	104.5%
Gross profit:
Used vehicle gross profit	$112	$83	34.9%
Wholesale vehicle gross profit (1)	21	1	2,000.0%
Other gross profit (2)	205	54	279.6%
Total gross profit	$338	$138	144.9%
Unit sales information:
Used vehicle unit sales	92,457	52,427	76.4%
Wholesale vehicle unit sales	26,040	10,754	142.1%
Per unit selling prices:
Used vehicles	$19,469	$18,393	5.9%
Wholesale vehicles	$9,217	$7,402	24.5%
Per unit gross profit:
Used vehicle gross profit	$1,211	$1,581	(23.4)%
Wholesale vehicle gross profit	$227	$23	887.0%
Other gross profit	$2,218	$1,036	114.1%
Total gross profit	$3,656	$2,640	38.5%
Per wholesale unit gross profit:
Wholesale vehicle gross profit	$806	$114	607.0%
_________________________
(1) Includes $6 and $0, respectively, of wholesale revenue from related parties.
(2) Includes $42 and $20, respectively, of other sales and revenues from related parties.

CARVANA CO. AND SUBSIDIARIES
COMPONENTS OF SG&A
(Unaudited)

	Three Months Ended
	Mar 31, 2020	Jun 30, 2020	Sep 30, 2020	Dec 31, 2020	Mar 31, 2021

	(in millions)
Compensation and benefits (1)	$84	$74	$80	$100	$126
Advertising	75	62	65	84	100
Market occupancy (2)	8	8	10	11	13
Logistics (3)	19	17	18	23	30
Other (4)	90	78	96	124	128
Total	$276	$239	$269	$342	$397

_________________________
(1) Compensation and benefits includes all payroll and related costs, including benefits, payroll taxes, and equity-based compensation, except those related to preparing vehicles for sale, which are included in cost of sales, and those related to the development of software products for internal use, which are capitalized to software and depreciated over the estimated useful lives of the related assets.
(2) Market occupancy costs includes occupancy costs of our vending machine and hubs. It excludes occupancy costs related to reconditioning vehicles which are included in cost of sales and the portion related to corporate occupancy which are included in other costs.
(3) Logistics includes fuel, maintenance and depreciation related to operating our own transportation fleet, and third party transportation fees, except the portion related to inbound transportation, which is included in cost of sales.
(4) Other costs include all other selling, general and administrative expenses such as IT expenses, corporate occupancy, professional services and insurance, limited warranty, and title and registration.

CARVANA CO. AND SUBSIDIARIES
LIQUIDITY RESOURCES
(Unaudited)

	March 31, 2021	December 31, 2020

	(in millions)
Cash and cash equivalents	$370	$301
Availability under short-term revolving facilities (1)	1,294	1,088
Availability under sale-leaseback agreements (2)(3)	1	19
Committed liquidity resources available	$1,665	$1,408
_________________________
(1) Based on pledging all eligible vehicles and finance receivables under the available capacity in the Floor Plan Facility and Finance Receivable Facilities, excluding the impact to restricted cash requirements.
(2) We have $285 million and $250 million of total unfunded gross real estate assets as of March 31, 2021 and December 31, 2020, respectively.

As of March 31, 2021 and December 31, 2020, the short-term revolving facilities had total capacity of $2.25 billion, an outstanding balance of $122 million and $40 million, and unused capacity of $2.1 billion and $2.2 billion, respectively.

We also had $6 million of committed funds for future construction costs of IRCs with unfinished construction as of both March 31, 2021 and December 31, 2020.

In addition, we had $80 million and $48 million of total unpledged beneficial interests in securitizations as of March 31, 2021 and December 31, 2020, respectively.

On April 30, 2021, we entered into an agreement with a new lender pursuant to which the lender agreed to provide a $500 million revolving credit facility to fund certain automotive finance receivables that we originated. We can draw upon this facility until October 30, 2022.